Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

February 3, 2026

600 Lexington Avenue, Floor 2

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to ProCap Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 12,733,020 shares of common stock, par value $0.001 per share of the Company (the “Shares”) reserved for issuance under the 2025 Equity Incentive Plan (the “Plan”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
f.	the board of directors of the Company or a duly constituted and acting committee of such board of directors will have taken all action necessary to set the public offering price of the Shares;
g.	with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares; and
h.	that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of any participants thereunder.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued and sold by the Company in the manner contemplated in the Registration Statement against payment therefor in the circumstances contemplated by the Plan and assuming that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised and paid for, for consideration at least equal to the par value thereof, in accordance with the requirements of law and the Plan (and the agreements and awards either duly adopted thereunder and in accordance therewith), the offer and sale of the Shares shall have been duly authorized and, when and to the extent that the Shares are issued in accordance with the foregoing, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name therein. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP